UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

ALTO GROUP HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	27-0686507
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

110 Wall Street, 11th Floor, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)
Consulting Agreement with Alexander DeRoberts

Consulting Agreement with Arthur Hummler Jr.

Consulting Agreement with Erika Oliveira

Consulting Agreement with Craig Olivas

Consulting Agreement with Randall Whitney

(Full Title of the Plan)
Mark Klok, 110 Wall Street, 11th Floor, New York, New York 10005
(Name and Address of Agent For Service)
(212) 709-8036
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐  Accelerated filer  ☐

Non-accelerated filer  ☐  Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	20,000,000	$0.11	$2,200,000	$156.86

(1) The maximum offering price per share of the securities is calculated based on Rule 457(c).  The maximum offering price is $0.11 based upon the average of the bid and asked price on February 22, 2010.

(2) The maximum aggregate offering price equal to 20,000,000 shares multiplied by the offering price of $0.11, equaling $2,200,000.

(3) The amount of the Registration Fee equals $156.86.  This amount is arrived at pursuant to the fee calculations set forth in Section 6 of the Securities Act of 1933.

Exhibits
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.          Plan Information.

(a)	General Plan Information

Alto Group Holdings, Inc., (hereafter, the “Registrant” or the “Company”) has entered into various consulting agreements (hereafter referred to collectively as the “Plans”), the nature and purpose of which were to compensate certain consultants of the Company (collectively, the “Consultants” or the “Participants”) for corporate consulting services, including but not limited to actively pursuing potential joint venture partners and other commercial opportunities.  The Plans are each attached as an exhibit to this Registration Statement and provide for the issuance of an aggregate of 20,000,000 shares of the Registrant’s Common Stock to the Participants.

The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement.  Additional information about the Plans may be obtained from the Registrant by any Participant.

(b)	Securities to be Offered

(1)	The Registrant intends to issue shares of its Common Stock, par value $0.00001 per share, the amounts of which are set forth above in subsection (a) of this Item 1.

(2)	Description of Securities.

(i)
Description of Common Stock.  Each share of Common Stock is entitled to one vote.  The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors.  The Company has never paid a dividend and does not anticipate doing so in the near future.  Each share of Common Stock is entitled to share ratably in any assets

Exhibits

(ii)	available for distribution to holders of equity securities upon the liquidation of the Company.

(iii)
Certain Charter and Bylaw Provisions.  The Company’s Articles of Incorporation provide that the Board of Directors may issue up to 100,000,000 shares of “blank check” Preferred Stock and fix the rights, preferences, privileges, qualifications, limitations, and restrictions of any Preferred Stock issued by the Company, including the number of shares constituting any series or the designation of such series.  The existence of unissued Preferred Stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of the Company, thereby protecting the continuity of the Company’s management.  The Company has no current plans to issue any shares of Preferred Stock and no shares of Preferred Stock are presently outstanding.

(c)	Employees Who May Participate in the Plans

The Consultants are the only eligible Participants in the Plans.

(d)	Purchase of Securities Pursuant to the Plans and Payment for Securities Offered

(1)
The Participants will each be issued shares of Common Stock for services rendered as consultants of the Registrant.  The number of shares issued to the Participants is set forth above in subsection (a) of this Item 1.

(2)
Each of the Participants has provided or will continue to provide consulting services to the Registrant in payment for the shares issued to such Participant.  The Participants may not assign their interests in the Plans without the written consent of the Company.

(3)	No contributions are required by any Participant under the Plans.

(4)	No contributions by the Registrant other than the issuance of shares is applicable.

(5)	Reports to the Participants as to the amount and status of any Participant’s account under the Plans will not be made.

(6)	The shares issuable pursuant to the Plans will be newly issued shares of the Registrant.

Exhibits

(e)	Resale Restrictions

There are no resale restrictions on the securities offered.

(f)	Tax Effects on Plan Participation

 The Plans are not qualified under Section 401(a) of the Internal Revenue Code and the Participants will recognize ordinary income equal to the aggregate fair market value of the shares issued to the Participants as of the date of issuance.

(g)	Investment of Funds

Not applicable.

(h)	Withdrawal from Plans; Assignment of Interest

(1)	Withdrawal from Plans- Not applicable.

(2)	Assignment: The terms governing assignment of Participant interests in the Plans is summarized in Sections (d)(2) of this Item 1.

(i)	Forfeitures and Penalties

Each of the Plans contain a confidentiality provision that, if contravened by the Plan Participant, would constitute a breach of contract, the result of which could be money damages and other equitable relief received from such Participant by the Registrant.

(j)	Charges and Deductions, and Liens Therefor

There are no charges or deductions that may be made against any Participant’s interest in the Plans.

Item 2.               Registration Information and Employee Plan Annual Information.

Registrant shall provide to the Participants, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The Registrant shall also provide to the Participants, without charge, upon oral or written request, all of the documents required to be delivered to the Participants pursuant to Rule 428(b).  Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof.  Its telephone number is (212) 709-8036.

Exhibits

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in the Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended November 30, 2008, as filed with the SEC; and

(b)	all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since November 30, 2008.

In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities

Not Applicable

Item 5.             Interests of Named Experts and Counsel

Not Applicable

Item 6.             Indemnification of Directors and Officers.

Under the Registrant’s Articles of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses

Exhibits

actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, the Company has  been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.           Exemption from Registration Claimed

Not Applicable

Item 8.           Exhibits.

The following documents are filed as exhibits to this Form S-8.

Exhibit Number                                           Description

5.1	Opinion of Kenneth I. Denos, P.C. regarding the legality of the securities being registered hereunder.

10.1	Consulting Agreement with Alexander DeRoberts.

10.1	Consulting Agreement with Arthur Hummler Jr.

10.1	Consulting Agreement with Erika Dantas Oliveira.

10.1	Consulting Agreement with Craig Olivas.

10.1	Consulting Agreement with Randall Whitney.

23.1	Consent of Kenneth I. Denos, P.C. (contained in Exhibit 5.1 above).

23.2	Consent of Independent Auditors, Michael T. Studer, C.P.A., P.C.

Item 9.          Undertakings.

(a)	The Registrant hereby undertakes to do the following:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Exhibits

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on February 23, 2010.  This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:

ALTO GROUP HOLDINGS, INC.

By: /s/ MARK KLOK
Mark Klok
President and Chief Executive Officer
(principal executive officer and principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 25rd of February, 2010.

Signature	Title	Date

/s/ Mark Klok	Director	February 25, 2010
Mark Klok

/s/ Robert Howie	Director	February 25, 2010
name

/s/ Lee Rice	Director	February 25, 2010
name

Exhibits

The Plans

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on February 25, 2010:

ALTO GROUP HOLDINGS, INC.

By: /s/ MARK KLOK
Mark Klok
President and Chief Executive Officer

Exhibits